Exhibit 10.1

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is made as of this 4th day of December, 2007, by and between FDG Flagler Center I LLC, a Delaware limited liability company, an address of which is 10151 Deerwood Park Boulevard, Building 100, Suite 330, Jacksonville, Florida 32256 (“Landlord”) and Website Pros, Inc., a Delaware corporation, an address of which is 12735 Gran Bay Parkway West, Building 200, Suite 100, Jacksonville, Florida 32258 (“Tenant”).

1.                                       PROPERTY; TERM.

1.1                                 PREMISES.  The Landlord hereby leases to the Tenant and the Tenant hereby leases from the Landlord the building located at 12808 Gran Bay Parkway West, Jacksonville, Florida 32258 (“Premises” or “Building”), which Premises is deemed to contain 112,306 rentable square feet for all purposes of this Lease. The Premises is situated on the real property described in Exhibit A attached hereto (“Property”) and included in a multiple building, business and/or industrial park known as Flagler Center (“Park”).

1.1.1                  PHASE IN.  Tenant intends to occupy the Building in two phases.  The first phase shall consist of at least 82,682 rentable square feet (the “Phase I Premises”), and the second phase shall consist of the remaining rentable square footage of the Building (the “Phase II Premises”).  The location and configuration of the space to be included in each phase shall be set forth in Tenant’s Plans (as defined in the Work Letter).

1.2                                 COMMON AREAS.  Tenant and its employees and customers will have the nonexclusive right during the Term of this Lease to use the parking areas, streets, driveways, aisles, sidewalks, curbs, delivery passages, loading areas, lighting facilities, and all other areas in the Property designated by Landlord, from time to time, for use by all tenants of the Property in common (collectively, the “Common Areas”), in common with Landlord, other tenants of the Property and other persons designated by Landlord.

1.3                                 LEASE TERM.  The term of this Lease (the “Term”) shall be one hundred thirty-two (132) calendar months plus the portion of the month in which the Phase I Commencement Date (as defined below) occurs if the Phase I Commencement Date is other than the first day of the month.  The Term shall commence as to the Phase I Premises on the 14th day following the date of Substantial Completion of the Tenant Improvements to the Phase I Premises, as defined in the Work Letter (the “Phase I Commencement Date”), which is estimated to be April 1, 2008; provided, however, that Tenant shall have no right to possession of the Phase I Premises until the Security Deposit has been delivered to Landlord (the Security Deposit shall not be deemed delivered to Landlord if it is in the form of a check until that check has cleared the bank and funds have been credited to Landlord’s account) and the Tenant has provided Landlord with a certificate of insurance evidencing the insurance coverages that Tenant is obligated to maintain pursuant to this Lease.  The Term shall commence as to the Phase II Premises on the earlier to occur of (i) the first day of the thirteenth (13th) full calendar month of the Term, or (ii) as to any portion of the Phase II Premises, on the date that Tenant takes possession of such portion of the Phase II Premises, and opens for the conduct of business operations therein (other than any de minimis use)

(the “Phase II Commencement Date”).   Landlord and Tenant shall execute a Commencement Agreement substantially in the form of Exhibit C attached hereto once the Phase I Commencement Date has been determined, and shall supplement such Commencement Agreement, as needed, to document any early Phase II Commencement Date(s).

1.4                                 HOLDOVER OF CURRENT LEASE.  Landlord and Tenant entered into that certain Lease Agreement dated as of January 17, 2003, as amended by that certain First Amendment to Lease dated as of November 23, 2005 (together, the “Current Lease”) for the lease of Suite 100, which is deemed to contain 41,149 rentable square feet, in Flagler Center Building 200, which is located at 12735 Gran Bay Parkway West, Jacksonville, Florida 32258.  The Termination Date, as defined in Section 1.3 of the Current Lease, is hereby extended to the Phase I Commencement Date (the “Extended Term”).  During the Extended Term, Tenant shall continue to pay Base Rent at the rate of $41,251.87 per month ($12.03 per rentable square foot per year).

1.5                                 RENEWAL TERM.  Tenant shall have the option to renew this Lease as set forth in the attached Renewal Rider.

2.                                     RENT AND OTHER CHARGES.

2.1                                 BASE RENT.  Tenant agrees to pay rent (“Base Rent”) in equal monthly installments on the first day of each month of the term, together with any and all rental, sales or use taxes levied by any governmental body for the use or occupancy of the Premises and any rent or other charges payable hereunder in accordance with the following schedule:

Lease Months	Annual Base Rent/ RSF	Monthly Base Rent

1-4	$0.00	$0.00
5-12	$14.25	$98,184.88	*
13-24	$14.68	$137,387.67
25-36	$15.12	$141,505.56
37-48	$15.57	$145,717.04
49-60	$16.04	$150,115.69
61-72	$16.52	$154,607.93
73-84	$17.02	$159,287.34
85-96	$17.53	$164,060.35
97-108	$18.05	$169,020.53
109-120	$18.59	$174,074.30
121-132	$19.15	$179,315.25

*                                         Calculated based upon 82,682 rentable square feet.

If the Phase I Commencement Date should be a date other than the first day of a calendar month, then the first installment of Base Rent shall be prorated by multiplying the regular monthly installment of Base Rent by a fraction, the numerator of which is the number of days from the Phase I Commencement Date through the final day of the first calendar month of the Term and the denominator of which is the total number of days in the calendar month in which the Phase I Commencement Date occurs (and Tenant shall pay such prorated Base Rent amount to Landlord together with, and at such time as, the installment of Base Rent for the fifth (5th) full calendar month of the Term becomes due). In such event, Lease Month 1 would commence on the first day of the calendar month following the month in which the Phase I Commencement Date occurs.

Base Rent shall be paid without demand, set off or deduction to Landlord at P.O. Box 862614, Orlando, Florida 32886-2614 or such other address as Landlord directs in writing.

2.2                               LATE CHARGES.  If any Base Rent or other payment due under this Lease is not received by Landlord within ten (10) days of the due date of such payment, Tenant shall pay, in addition to such payment a late charge equal to the greater of (i) five percent (5.0%) of the payment which is past due or (ii) Two Hundred Fifty and No/100 Dollars ($250.00).  If any payment due from Tenant shall remain overdue for more than ten (10) days, interest shall accrue daily on the past due amount from the date such amount was due until paid or judgment is entered at a rate equivalent to the lesser of eighteen percent (18%) per annum and the highest rate permitted by law.  Interest on the past due amount shall be in addition to and not in lieu of the five percent (5.0%) late charge or any other remedy available to Landlord (“Default Rate”).

2.3                                 ADDITIONAL RENT.  All charges payable by Tenant under the terms of this Lease other than Base Rent are called “Additional Rent.”  Unless this Lease provides otherwise, all Additional Rent shall be paid with the next monthly installment of Base Rent and shall include all applicable sales or use taxes.  The term “Rent” shall mean Base Rent and Additional Rent.

2.4                                 TAXES.

2.4.1                      Personal Property Taxes.  Commencing upon the Phase I Commencement Date, Tenant shall pay, as and when due, all taxes attributable to the personal property, trade fixtures, business, occupancy, or sales of Tenant.

2.4.2                      Real Estate Taxes.  Commencing upon the Phase I Commencement Date, Tenant shall pay, as and when due, all real estate taxes, personal property taxes and other ad valorem taxes, and any other levies, charges, local improvement rates, impositions and assessments whatsoever assessed or charged against the Property and/or the Building, the equipment and improvements therein contained which are part of the Building, and including any amounts assessed or charged in substitution for or in lieu of any such taxes (collectively, “Real Estate Taxes”), levied or assessed against the Property and/or the Building by any lawful authority for each calendar year or portion thereof during the period between the Phase I Commencement Date and the expiration of the Term.  Landlord shall provide Tenant with all tax bills which are the Tenant’s responsibility hereunder and such payments shall be made by Tenant directly to the taxing authorities prior to any delinquency.  Tenant shall provide Landlord with paid tax receipts or, if not available, other proof of payment reasonably acceptable to Landlord, on or before the date that the Real Estate Taxes would be deemed to be delinquent (i.e., the date that penalties would start to accrue).  If Tenant does not pay Real Estate Taxes by the aforesaid date, Landlord shall have the right to pay the Real Estate Taxes and Tenant shall reimburse Landlord within thirty (30) days of receipt of demand for payment by Landlord.  The Real Estate Taxes are to be prorated for any partial lease year occurring at the beginning or end of the Term during the period in which the taxing authority assesses Real Estate Taxes.  In the event that Tenant does not pay Real Estate Taxes prior to delinquency for any calendar year due to any act or omission of Tenant, then Landlord shall have the right to thereafter elect to pay the Real Estate Taxes for the remainder of the Term of the Lease; whereupon Tenant shall promptly reimburse Landlord within thirty (30) days after written demand therefor from Landlord to Tenant.

2.4.3                        Contesting Taxes.  If Tenant desires, as determined by Tenant in its reasonable business judgment, to contest the validity or amount of any tax, assessment, levy, or other governmental charge agreed to in this Lease to be paid by Tenant, Tenant shall be permitted to do so, upon posting of adequate security or the payment of amounts, all as may be required by Applicable Laws (as defined in Section 3.2 hereof), to prevent loss of title to the Property and the Building and after giving Landlord prior written notice of Tenant’s intent to contest the taxes for the applicable year.  So long as Tenant complies with the foregoing, Landlord shall cooperate with Tenant (at no expense to Landlord) and execute any document which may be reasonably necessary for any such contest proceeding.  Nothing herein shall be deemed to limit Landlord’s right to contest any tax, assessment, levy or government charge imposed against the Property and/or the Building, which right, with respect to ad valorem real property taxes, shall be exercised by Landlord in its reasonable business judgment.  The foregoing restriction on Tenant’s ability to contest the validity or amount of any tax, assessment, levy, or other governmental charge agreed to in this Lease to be paid by Tenant shall only be deemed to apply to Real Estate Taxes and shall not be deemed to apply to any personal property taxes, which are payable by Tenant on its personalty in the Premises.

2.4.4                        Receipts.  Upon written request of Landlord, during the Term of this Lease, Tenant shall obtain and deliver to Landlord paid receipts for all taxes, assessments, and other items required under this Lease to be paid by Tenant.

2.4.5                        Exclusions.  Real Estate Taxes shall not include any franchise, transfer, gains, inheritance, estate, mortgage recording, and income taxes imposed upon Landlord.

2.4.6                        Separate Parcel.  Landlord shall, at its expense, apply for and diligently follow such procedures as are necessary to have the Property (including the Building) taxed by the applicable governmental authorities as a parcel separate from the other parcel(s) included in Landlord’s tax bills, so that Tenant will be in a position to pay and/or contest Real Estate Taxes on its own, subject to the terms of this Section 2.4.  If the Property and the Building are taxed or assessed as a separate parcel, Landlord shall direct the tax authority to send the tax bills for the Property and the Building directly to Tenant’s address during the Term hereof.  If the Property and/or the Building are not taxed or assessed as a separate parcel, then:  (a) Tenant’s share of Real Estate Taxes shall be determined by multiplying such taxes or assessments in the entire tax bill by a fraction, the numerator of which is the total value of the Property and the Building and the denominator of which is the total value of all land included in the tax bill, and Landlord shall provide such determination to Tenant in writing, together with a copy of the applicable tax bill, no later than thirty (30) days prior to the due date of such Real Estate Taxes for the applicable year.

2.4.7                        Tax Credits.  Any tax credits or other municipal, county, or state incentives received as part of the Governmental Incentives (as defined in Section 11.24) or similar incentives shall inure to the benefit of the Tenant.

2.5                                 ELECTRICITY.  Commencing upon the Phase I Commencement Date, Tenant shall pay for all costs and fees incurred in connection with the provision and use of electricity at the Building, including, without limitation, the parking areas therefor, as separately metered in Tenant’s name.

2.6                                 OPERATING EXPENSES.

2.6.1                        Tenant Operating Expenses.  Except as otherwise expressly set forth in this Lease, from and after the Phase I Commencement Date, Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the maintenance, operation, repair, replacement (regardless of whether such replacement is required under any Applicable Law that was not in effect or not applicable to the Premises or the Park on the Phase I Commencement Date) and administration of the Building and the Property, including, without limitation: (i) water, sewer, gas, and other utility charges (including electricity charges, as provided above) for the Building and the Property; and (ii) window washing, janitorial services (to be provided in the manner that such services are customarily furnished in comparable office buildings in the area), rest room supplies and other maintenance expenses in connection with the Building (collectively, the “Tenant Operating Expenses”).  It is understood that Tenant may desire, at some point during the Term, to maintain all or portions of the Building Systems (as defined in Section 7.1) in lieu of Landlord providing such services pursuant to Section 7.1 of this Lease.  In such event, Landlord and Tenant shall negotiate in good faith regarding (i) the Buildings Systems to be maintained by Tenant and the reasonable performance standards relating thereto, (ii) the timing of any such transition of maintenance obligations, and (iii) the reasonable and appropriate adjustments of the operating expense and maintenance provisions of this Lease.

2.6.2                        Landlord Operating Expenses.  In addition, Tenant shall be responsible to reimburse and/or pay Landlord for the following expenses: (i) insurance that the Landlord is obligated or permitted to obtain under this Lease and any deductible amount applicable to any claim made by the Landlord under such insurance; (ii) ninety percent (90%) of Landlord’s equitable allocation to the Building (which allocation is based upon the duties associated with a “full service” lease) of wages and benefits payable to those employees of Landlord and Landlord’s property manager whose duties are directly connected with the property management of the Building or the Property, including, without limitation, the operation and maintenance thereof, which allocation shall not exceed $0.40 per rentable square foot of the Building for calendar year 2008; (iii) the dues and assessments under any applicable deed restrictions or declarations of covenants and conditions; (iv) landscaping, ground maintenance and pest control for the Building and the Property; and (v)  a management fee equal to three percent (3%) of the annual Rent for the Building (collectively, the “Landlord Operating Expenses”).  Additionally, the cost of Landlord’s Maintenance Obligations (as defined in Section 7.1) (excluding any costs for capital improvements) shall also be included in Landlord Operating Expenses.

2.6.3                        Payment of Landlord Operating Expenses.  In addition to the payment of Base Rent, commencing on the Phase I Commencement Date, Tenant shall pay one hundred percent (100%) of the Landlord Operating Expenses to Landlord.  On or before March 31st of each calendar year, Landlord shall provide a good faith estimate of the Landlord Operating Expenses for that calendar year (the “Estimate Statement”).  Tenant shall remit monthly one-twelfth (1/12th) of the amount set forth in the Estimate Statement (the “Estimated Payment”) as Additional Rent together with its payments of Base Rent; provided that Landlord may invoice Tenant retroactively for the months of January through the month of issuance of the Estimate Statement.  On or before March 31st of each calendar year, Landlord shall send a statement to Tenant detailing all actual Landlord Operating Expenses for the prior calendar year (the “Landlord Operating Expense Statement”).  If the Landlord Operating Expense Statement indicates that the total Estimated Payments made by Tenant during the preceding year exceeded the actual Landlord Operating Expenses for such year, then, at Landlord’s option (except upon the expiration of the Term, whereupon a refund shall automatically be given, if applicable), Tenant shall be given either: (i) a credit against its next due Estimated Payment, or (ii) a refund, in the amount of the difference between the Estimated Payments made in the preceding year and the actual Landlord Operating Expenses for such year.  If the Landlord Operating Expense Statement indicates that the actual Landlord Operating Expenses exceeded the Estimated Payments, then Tenant shall remit the difference to Landlord as Additional Rent within thirty (30) days after Tenant’s receipt of the applicable Landlord Operating Expense Statement.  Landlord’s failure to provide a statement shall not prejudice Landlord’s right to collect a shortfall or Tenant’s right to receive a credit or refund for over payments.  Any obligation of Landlord or Tenant to remit any overpayment or underpayment pursuant to this Section shall survive the expiration of the Term or earlier termination of this Lease.

3.0                                 USE OF PROPERTY.

3.1                                 PERMITTED USES.  Tenant may use the Premises only for the following Permitted Use: general office (which includes, but is not limited to, use of the Premises as a call, technology and operations center), unless Landlord gives written consent in advance of any other use of the Premises, which consent may be withheld in Landlord’s sole discretion.  Landlord represents that, to the best of its knowledge, the Applicable Laws permit the Premises to be used for the Permitted Use.  Tenant shall not create a nuisance or use the Premises for any illegal or immoral purpose.

3.2                                 COMPLIANCE WITH LAWS.  During the Term, Tenant shall comply with all federal, state and local laws, ordinances, building codes, and rules and regulations of governmental entities having jurisdiction over the Property and/or the Building, including but not limited to the Board of Fire Underwriters and the Americans with Disabilities Act (the “ADA”) and all regulations and orders promulgated pursuant to the ADA (collectively, “Applicable

Laws”), and shall promptly comply with all governmental orders and directives for the correction, prevention, and abatement of any violation of Applicable Laws in, upon, or connected with the Property and/or the Building, all at Tenant’s sole expense.  Tenant warrants that all improvements or alterations of the Premises made by Tenant or Tenant’s employees, agents or contractors, either prior to Tenant’s occupancy of the Premises or during the Term, will comply with all Applicable Laws.  Tenant will procure at its own expense all permits and licenses required for the transaction of its business in the Premises.  In addition, Tenant warrants that its use of the Premises will be in strict compliance with all Applicable Laws.  During the Term, Tenant shall, at its sole cost and expense, make any modifications to the Premises, the Building and/or the Property that may be required pursuant to any Applicable Laws.  Notwithstanding the foregoing to the contrary, Landlord shall be solely responsible, at Landlord’s expense, for making any modifications to the Premises, the Building and/or the Property required as a result of Landlord’s failure to comply with Applicable Laws in connection with Landlord’s obligations under the Work Letter.

3.3                                 HAZARDOUS MATERIAL.  Throughout the Term, Tenant will prevent the presence, use, generation, release, discharge, storage, disposal, or transportation of any Hazardous Materials (as hereinafter defined) on, under, in, above, to, or from the Premises, except that Hazardous Materials may be used in the Premises as necessary for the customary maintenance of the Premises provided that same are used, stored and disposed of in strict compliance with Applicable Laws.  For purposes of this provision, the term “Hazardous Materials” will mean and refer to any wastes, materials, or other substances of any kind or character that are or become regulated as hazardous or toxic waste or substances, or which require special handling or treatment, under any Applicable Laws.

If Tenant’s activities at the Premises or Tenant’s use of the Premises (a) result in a release of Hazardous Materials that is not in compliance with Applicable Laws or permits issued thereunder; (b) gives rise to any claim or requires a response under Applicable Laws or permits issued thereunder; (c) causes a significant public health effect; or (d) creates a nuisance, then Tenant shall, at its sole cost and expense:  (i) immediately provide verbal notice thereof to Landlord as well as notice to Landlord in the manner required by this Lease, which notice shall identify the Hazardous Materials involved and the emergency procedures taken or to be taken; and (ii) promptly take all action in response to such situation required by Applicable Laws, provided that Tenant shall first obtain Landlord’s approval of the non-emergency remediation plan to be undertaken.

Tenant shall at all times indemnify and hold harmless Landlord against and from any and all claims, suits, actions, debts, damages, costs, losses, obligations, judgments, charges and expenses (including reasonable attorneys’ fees) of any nature whatsoever suffered or incurred by Landlord to the extent they were caused by the following activities of Tenant at the Building and/or the Property during the Term of this Lease and arise from events or conditions which came into existence after the Phase I Commencement Date:  (i) any release, threatened release, or disposal of any Hazardous Materials at the Building and/or the Property, or (ii) the violation of any Applicable Laws at the Building and/or the Property, pertaining to protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous wastes or occupational health and safety.

3.4                                 SIGNS AND AUCTIONS.  Subject to the following provisions of this paragraph, Tenant shall be entitled to two (2) signs on the exterior façade of the Building, and one (1) monument sign outside of the Building.  Prior to installation of the signs, Tenant shall submit a drawing of the proposed signs, which shall detail the size, color, design, lighting and method of attachment to the Building, to Landlord for approval, which shall not be unreasonably withheld.  After Landlord has approved Tenant’s signs, Tenant shall cause the signs to be manufactured at its sole expense.  Landlord shall arrange for installation of the signs, at Tenant’s expense, with the exact placement of the signs subject to Landlord’s prior approval, which shall not be unreasonably withheld.  Tenant shall not place any other signs on the Building or Park except with the prior written consent of the Landlord, including consent as to location and design, which may be withheld in Landlord’s sole discretion.  Any and all such approved signs shall be installed and shall be maintained by Tenant, at its sole cost and expense and shall be in compliance with the Rules and Regulations and all Applicable Laws.  Tenant shall be responsible to Landlord for the installation, use, or maintenance of all signs and any damage caused thereby.  Tenant agrees to remove all signs prior to termination of the Lease and upon such removal to repair all damage incident to such removal.  Landlord shall, at Landlord’s expense, install directional and building identification signs at the entrances to the Property.

3.5                                 ACCESS.

3.5.1                        Landlord’s Access.  Landlord shall be entitled at all reasonable times and upon reasonable notice to enter the Premises to examine them and to make such repairs, alterations, or improvements thereto as Landlord is required by this Lease to make or which Landlord considers necessary.  Tenant shall not unduly obstruct any pipes, conduits, or mechanical or other electrical equipment so as to prevent reasonable access thereto.  Landlord shall exercise its rights under this section, to the extent possible in the circumstances, in such manner so as to minimize interference with Tenant’s use and enjoyment of the Premises.  Landlord and its agents have the right to enter the Premises at all reasonable times and upon reasonable notice to show them to prospective purchasers, lenders, or anyone having a prospective interest in the Building, and, during the last six months of the Term or any renewal thereof, to show them to prospective tenants.  Landlord will have the right at all times to enter the Premises without prior notice to Tenant in the event of an emergency affecting the Premises.

3.5.2                        Tenant’s Access.  Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week, 365 days per year, subject to Applicable Laws.

3.6                                 QUIET POSSESSION.  If Tenant pays all Rent and fully performs all of its obligations under this Lease, Tenant shall be entitled to peaceful and quiet enjoyment of the Premises for the Term without interruption or interference by Landlord or any person claiming through Landlord.

3.7                                 INTENTIONALLY DELETED.

3.8                                 PARKING.  Tenant shall have the right to use 515 parking spaces associated with the Building, as shown on attached Exhibit A-1.  Additionally, commencing on the Phase II

Commencement Date, Tenant shall have the right to use up to an additional 105 parking spaces adjacent to Flagler Center 300, in the location depicted on attached Exhibit A-1.  Alternatively, if Nuvell Financial Services Corp. does not renew its lease of Lakeside Four prior to the expiration thereof in September 2009, Tenant shall have the option of using up to 105 parking spaces adjacent to Lakeside Four, in the location depicted on attached Exhibit A-1, in lieu of using the parking spaces associated with Flagler Center 300. All motor vehicles (including all contents thereof) shall be parked in such spaces at the sole risk of Tenant, its employees, agents, invitees and licensees, it being expressly agreed and understood that Landlord has no duty to insure any of said motor vehicles (including the contents thereof), and that Landlord is not responsible for the protection and security of such vehicles, or the contents thereof.

3.9                                 RULES AND REGULATIONS.  Tenant shall observe all reasonable rules and regulations established by Landlord from time to time for the Building.  The rules and regulations in effect as of the date hereof are attached to and made a part of this Lease as Exhibit B.  Landlord will have the right at all times to change and amend the rules and regulations in any reasonable manner as it may deem advisable for the safety, care and operation or use of the Park or the Premises.

3.10                           INSTALLATION OF GENERATOR.  Tenant shall have the right to install, at Tenant’s sole cost and expense, a generator for Tenant’s exclusive use in the location specified on Exhibit A-2 attached hereto.  The size and type of the generator shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld.  Tenant shall be responsible for installation of all necessary equipment associated with the generator as well as any screening required by Landlord, Applicable Laws or covenants and restrictions of record. Landlord shall have the right to require and approve screening for such generator, but such approval shall not be deemed to be a representation or warranty that the screening complies with Applicable Law or covenants and restrictions of record.   Tenant shall operate, maintain and repair the generator, at Tenant’s sole expense, in a fully operable condition and in compliance with the manufacturer’s specifications and all Applicable Laws.  In the event that any modification to the area in which the generator is installed, including screening thereof, is at any time required by any Applicable Law or any covenant or restriction of record, Tenant shall commence such modification within thirty (30) days after receipt of notice thereof from Landlord or any governmental agency and shall diligently pursue such modification to completion.  If Tenant fails to commence such modification with such thirty (30) day period or diligently pursue such modification to completion, Landlord shall be entitled to make such modifications and charge the amount of such modifications to Tenant as Additional Rent.  Tenant shall be responsible for the cost of any electricity used by the generator or its associated equipment.  On or before the final day of the Term, Tenant shall remove the generator and its associated equipment from the Property and repair any damage caused thereby.  Tenant hereby agrees to indemnify, defend and hold Landlord harmless for any and all liabilities, claims, damages, injuries or losses, including, without limitation, all costs, expenses, court costs and reasonable attorney’s fees imposed on Landlord by any person whomsoever caused by or resulting from the installation, operation, maintenance, removal or repair of the generator or associated equipment, except for any such liability, claim, damage, injury or loss caused by Landlord, its employees, agents or contractors.

4.0                                 TENANT ALTERATIONS AND IMPROVEMENTS.

4.1                                 TENANT IMPROVEMENTS.  Landlord shall construct the Tenant Improvements in accordance with the terms of Exhibit D attached hereto (the “Work Letter”).  If any improvements, modifications or alterations, beyond those specified in the Work Letter, are required for Tenant’s occupancy of the Premises, Tenant will be solely responsible for all associated expenses.  After the Phase I Commencement Date, if any improvements, modifications or alterations are required by any governmental body or due to any Applicable Law as a result of Tenant’s use of the Premises, Tenant will be solely responsible for all associated costs.

4.2                                 TENANT ALTERATIONS.  Tenant will not make or allow to be made any alterations in or to the Premises without first obtaining the written consent of Landlord, which consent may be granted or withheld in Landlord’s reasonable discretion; provided, however, that Landlord’s consent shall not be required for interior, nonstructural alterations which do not impact the Building Systems and which cost less than $150,000.00 in the aggregate to perform each alteration project, but Tenant shall notify Landlord of any such interior, nonstructural alterations.  For alterations that require Landlord’s consent, Landlord shall have ten (10) business days within which to review any submission by Tenant to Landlord of the plans and specifications therefor.  Landlord may require Tenant to provide demolition and/or lien and completion bonds in form and amount satisfactory to Landlord.  All Tenant alterations will be accomplished in a good and workmanlike manner at Tenant’s sole expense, in conformity with all Applicable Laws by a licensed and bonded contractor approved in advance by Landlord, such approval of contractor not to be unreasonably withheld or delayed.  All contractors performing alterations in the Premises shall carry workers’ compensation insurance, commercial general liability insurance, automobile insurance and excess liability insurance in amounts reasonably acceptable to Landlord and shall deliver a certificate of insurance evidencing such coverages to Landlord prior to commencing work in the Premises.  Upon completion of any such work, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts, and proof of payment for all labor and materials.  Any Tenant alterations to the Premises made by or installed by either party hereto will remain upon and be surrendered with the Premises and become the property of Landlord upon the expiration or earlier termination of this Lease without credit to Tenant; provided, however, Landlord, at it option, may require Tenant to remove any additions and/or repair any alterations to restore the Premises to the condition existing at the time Tenant took possession, with all costs of removal, repair, restoration, or alterations to be borne by Tenant.  This clause will not apply to moveable equipment, furniture or moveable trade fixtures owned by Tenant, which may be removed by Tenant at the end of the Lease Term if Tenant is not then in default and if such equipment and furniture are not then subject to any other rights, liens and interests of Landlord.  Tenant will have no authority or power, express or implied, to create or cause any construction lien or mechanics’ or materialmen’s lien or claim of any kind against the Premises, the Park or any portion thereof.  Tenant will promptly cause any such liens or claims to be released by payment, bonding or otherwise within thirty (30) days after request by Landlord, and will indemnify Landlord against losses arising out of any such claim including, without limitation, legal fees and court costs.  NOTICE IS HEREBY GIVEN THAT LANDLORD WILL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIAL FURNISHED OR TO BE FURNISHED TO TENANT, OR

TO ANYONE HOLDING THE PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS WILL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN THE PREMISES.  TENANT WILL DISCLOSE THE FOREGOING PROVISIONS TO ANY CONTRACTOR ENGAGED BY TENANT PROVIDING LABOR, SERVICES OR MATERIAL TO THE PREMISES.

5.0                                 INSURANCE AND INDEMNITY.

5.1                                 TENANT’S INSURANCE.

5.1.1.                     Tenant will throughout the Term (and any other period when Tenant is in possession of the Premises) carry and maintain, at its sole cost and expense, the following types of insurance, which shall provide coverage on an occurrence basis, with respect to the Premises, in the amounts specified with deductible amounts reasonably satisfactory to Landlord:

(a)                                  Commercial General Liability Insurance.  Commercial general liability (“CGL”) insurance covering claims arising from personal injury, death and property damage occurring in or about the Premises, the Building and the Common Areas with minimum limits of $1,000,000.00 per occurrence and $2,000,000.00 general aggregate.  The CGL policy shall include contractual liability coverage of all liabilities arising pursuant to the Lease.

(b)                                 Comprehensive Automobile Liability Insurance.  Comprehensive automobile liability insurance with a limit of not less than $1,000,000.00 per occurrence for bodily injury, $500,000.00 per person and $100,000.00 property damage or a combined single limit of $1,000,000 for both owned and non-owned vehicles.

(c)                                  Excess Liability Insurance.  Tenant shall also carry and maintain excess liability insurance with a limit of not less than $3,000,000.00 per occurrence.

(d)                                 Property Insurance.  Insurance of personal property, decorations, trade fixtures, furnishings, equipment, alterations, leasehold improvements and betterments made by Tenant on a replacement cost basis, with coverage equal to not less than ninety percent (90%) of the full replacement value of all insured property.  In the event any casualty occurs, Tenant agrees to pay the difference between the insurance coverage required to be maintained by this subparagraph 5.1(d) and an insurance policy offering coverage of one hundred percent (100%) of the full replacement value of the insured property.  Tenant’s policy will also include business interruption/extra expense coverage in sufficient amounts.

(e)                                  Workers’ Compensation and Employers’ Liability Insurance.  Workers’ Compensation Insurance covering all employees of Tenant, as required by the laws of the State of Florida, and Employers’ Liability coverage subject to a limit of no less than $500,000 for bodily injury by accident per accident/$500,000 for bodily injury by disease per employee/$1,000,000 for bodily injury by disease policy limit.

5.1.2                        Policy Form.  All policies referred to above shall:  (i) be taken out with insurers licensed to do business in Florida having an A.M Best’s rating of A-, Class IX, or otherwise approved in advance by Landlord; (ii) name Landlord and Landlord’s property manager as additional insureds; (iii) be non-contributing with, and shall apply only as primary and not as excess to any other insurance available to the Landlord or any mortgagee of Landlord; and (iv) contain an obligation of the insurers to notify the Landlord by certified mail not less than thirty (30) days prior to any material change, cancellation, or termination of any such policy.  Certificates of insurance on Acord Form 25-S on or before the Phase I Commencement Date and thereafter at times of renewal or changes in coverage or insurer, and if required by a mortgagee, copies of such insurance policies certified by an authorized officer of Tenant’s insurer as being complete and current, shall be delivered to the Landlord promptly upon request.  If (a) the Tenant fails to take out or to keep in force any insurance referred to in this Section 5.1, or should any such insurance not be approved by either the Landlord or any mortgagee, and (b) the Tenant does not commence and continue to diligently cure such default within forty-eight (48) hours after written notice by the Landlord to Tenant specifying the nature of such default, then the Landlord has the right, without assuming any obligation in connection therewith, to procure such insurance at the sole cost of the Tenant, and all outlays by the Landlord shall be paid by the Tenant to the Landlord without prejudice to any other rights or remedies of the Landlord under this Lease.  The Tenant shall not keep or use in the Premises any article that may be prohibited by any fire or casualty insurance policy in force from time to time covering the Building.

5.2                                 LANDLORD’S INSURANCE.  During the Term, Landlord will carry and maintain the following types of insurance: (i) property insurance on the Building covering “All Risks” perils in an amount equal to the full replacement cost of the Building (excluding any property with respect to which the Tenant and other tenants are obliged to insure pursuant to Section 5.1 or similar sections of their respective leases); and (ii) commercial general liability insurance with respect to the Landlord’s operations in the Park

5.3                                 RELEASE AND WAIVER OF SUBROGATION RIGHTS.  The parties hereto, for themselves and anyone claiming through or under them, hereby release and waive any and all rights of recovery, claim, action or cause of action, against each other, their respective agents, directors, officers and employees, for any loss or damage to all property, whether real, personal or mixed, located in the Building, by reason of any cause against which the releasing party is actually insured or, regardless of the releasing party’s actual insurance coverage, against which the releasing party is required to be insured pursuant to the provisions of Sections 5.1 or 5.2.  This mutual release and waiver shall apply regardless of the cause or origin of the loss or damage, including negligence of the parties hereto, their respective agents and employees except that it shall not apply to willful conduct.  Each party agrees to provide the other with reasonable evidence of its insurance carrier’s consent to such waiver of subrogation upon request.  This Section 5.3 supersedes any provision to the contrary which may be contained in this Lease.

5.4                                 INDEMNIFICATION OF THE PARTIES.

5.4.1                        Tenant’s Indemnity.  Tenant hereby agrees to indemnify, defend and hold harmless Landlord from and against any and all liability for any loss, injury or damage, including,

without limitation, consequential damage including, without limitation, all costs, expenses, court costs and reasonable attorneys’ fees, imposed on Landlord by any person whomsoever that occurs (i) in the Premises, except for any such loss, injury or damage that is caused by or results from the gross negligence or willful misconduct of Landlord, its employees or agents; or (ii) anywhere in the Park outside of the Premises as a result of the negligence or willful misconduct of Tenant, its employees, agents or contractors.

5.4.2                        Landlord’s Indemnity.  Landlord hereby indemnifies Tenant from, and agrees to hold Tenant harmless against, any and all liability for any loss, injury or damage, including, without limitation, all costs, expenses, court costs and reasonable attorneys’ fees, imposed on Tenant by any person whomsoever, that occurs in the Building or anywhere on the Park and that is caused by or results from the negligence or willful misconduct of Landlord or its employees or agents except that Landlord shall only be obligated to indemnify Tenant for damages arising from Landlord’s negligence or willful misconduct in the Premises.

The provisions of this Section 5.4 shall survive the expiration or earlier termination of this Lease.

6.                                       DAMAGE, DESTRUCTION AND CONDEMNATION

6.1                                 DESTRUCTION OR DAMAGE TO PREMISES.  If the Premises are at any time damaged or destroyed in whole or in part by fire, casualty or other causes, Landlord shall have sixty (60) days from such damage or destruction to determine and inform Tenant whether Landlord will restore the Premises to substantially the condition that existed immediately prior to the occurrence of the casualty.  If Landlord elects to rebuild, Landlord shall complete such repairs to the extent of insurance proceeds within one hundred and eighty (180) days from the end of the sixty (60) day period.  If such repairs have not been completed within that 180-day period, and Tenant desires to terminate the Lease as a result thereof, then Tenant must notify Landlord prior to Landlord’s completion of the repairs of Tenant’s intention to terminate this Lease.  Landlord shall then have ten (10) days after Landlord’s receipt of written notice of Tenant’s election to terminate to complete such repairs (as evidenced by a certificate of completion).  If Landlord does complete such repairs prior to the expiration of such ten-day cure period, Tenant shall have no such right to terminate this Lease.  Tenant shall, upon substantial completion by Landlord, promptly and diligently, and at its sole cost and expense, repair and restore any improvements to the Premises made by Tenant to the condition which existed immediately prior to the occurrence of the casualty.  If, in Landlord’s reasonable estimation, the Premises cannot be restored within two hundred forty (240) days of such damage or destruction, then either Landlord or Tenant may terminate this Lease as of a date specified in such notice, which date shall not be less than thirty (30) nor more than sixty (60) days after the date such notice is given.  Until the restoration of the Premises is complete, there shall be an abatement or reduction of Base Rent in the same proportion that the square footage of the Premises so damaged or destroyed and under restoration bears to the total square footage of the Premises, unless the damaging event was caused by the negligence or willful misconduct of Tenant, its employees, officers, agents, licensees, invitees, visitors, customers, concessionaires, assignees, subtenants, contractors or subcontractors, in which event there shall be no such abatement.

Notwithstanding the foregoing provisions of this paragraph, if damage to or destruction of the Premises in excess of fifty percent (50%) of the value of the Premises shall occur within the last year of the Term, as the same may be extended as provided hereinafter, the obligation of Landlord to restore the Premises shall not arise unless (i) Landlord, at its sole option, elects to restore such work; (ii) Landlord, at its sole option, elects to provide Tenant with the opportunity of extending the Term for an additional period so as to expire five (5) years from the date of the completion by Landlord of the repairs and restoration to the Premises; and (iii) Tenant gives written notice to Landlord within thirty (30) days after Landlord’s request that Tenant agrees to such extension.  Such extension shall be on the terms and conditions provided herein, if an option to extend this Lease remains to be exercised by Tenant hereunder, or under the terms prescribed in Landlord’s notice, if no such further extension period is provided for herein.  Upon receipt of such notice from Tenant, Landlord agrees to repair and restore the Premises within a reasonable time.  If Tenant fails to timely extend the Term as provided herein, Landlord at its option shall have the right to terminate this Lease as of the date of the damaging event, or to restore the Premises and the Lease shall continue for the remainder of the then unexpired Term, or until the Lease is otherwise terminated as provided herein.

6.2                                 CONDEMNATION.

6.2.1                        Total or Partial Taking.  If the whole of the Premises (provided that if 60% or more of the Premises are taken, the Tenant may deem that all of the Premises are taken), or such portion thereof as will make the Premises unusable, in Landlord’s judgment, for the purposes leased hereunder, shall be taken by any public authority under the power of eminent domain or sold to public authority under threat or in lieu of such taking, the Term shall cease as of the day possession or title shall be taken by such public authority, whichever is earlier (“Taking Date”), whereupon the rent and all other charges shall be paid up to the Taking Date with a proportionate refund by Landlord of any rent and all other charges paid for a period subsequent to the Taking Date.  If less than the whole of the Premises, or less than such portion thereof as will make the Premises unusable as of the Taking Date, is taken, Base Rent and other charges payable to Landlord shall be reduced in proportion to the amount of the Premises taken.  If this Lease is not terminated, Landlord shall repair any damage to the Premises caused by the taking to the extent necessary to make the Premises reasonably tenantable within the limitations of the available compensation awarded for the taking (exclusive of any amount awarded for land).

6.2.2                        Award.  All compensation awarded or paid upon a total or partial taking of the Premises or Building including the value of the leasehold estate created hereby shall belong to and be the property of Landlord without any participation by Tenant; Tenant shall have no claim to any such award based on Tenant’s leasehold interest.  However, nothing contained herein shall be construed to preclude Tenant, at its cost, from independently prosecuting any claim directly against the condemning authority in such condemnation proceeding for damage to, or cost of removal of, stock, trade fixtures, furniture, and other personal property belonging to Tenant; provided, however, that no such claim shall diminish or otherwise adversely affect Landlord’s award or the award of any mortgagee.

7.                                       MAINTENANCE AND REPAIRS.

7.1                                 LANDLORD’S OBLIGATIONS.  Landlord shall keep the foundation, roof and structural portions of exterior walls of the improvements on the Building, and the HVAC, electrical, mechanical, plumbing, fire, and life safety systems serving the Building (collectively, the “Building Systems”), and the entrances, sidewalks, parking areas and other facilities from time to time comprising the Common Areas, in good order, condition and repair (“Landlord’s Maintenance Obligations”).  In addition, but subject nevertheless to any applicable waiver or subrogation, Landlord may charge to Tenant as Additional Rent the cost of any repairs of damage to the roof, foundation or structural portions or walls caused by Tenant’s acts or omissions.  The cost of Landlord’s Maintenance Obligations (excluding any costs for capital improvements) shall be included in Landlord Operating Expenses.  Landlord shall not be obligated to maintain or repair windows, doors, plate glass or the surfaces of walls of the Premises.  Landlord shall not be obligated to make any repairs under this Section 7.1 until a reasonable time after receipt of a written notice from Tenant specifying the need for such repairs and thereafter Landlord shall commence such repairs within five (5) business days.

7.2                                 TENANT’S OBLIGATIONS.

7.2.1                        Except as specifically provided to the contrary in Section 7.1 above, Tenant shall at its expense throughout the Term and all renewals and extensions thereof, maintain the Building and the Property, including, without limitation, the interior walls and ceilings, electric light fixtures, bulbs, tubes and tube casings, doors, windows, floor and wall coverings, loading areas, levelers, plumbing fixtures, entrances, sidewalks, corridors, parking areas and other facilities from time to time comprising the Building and the Property (as well as the Tenant’s furniture, fixtures, equipment and other personal property in the Building), in good order, condition and repair as befitting a comparable office building in Jacksonville, Florida.  Landlord shall extend to Tenant the benefit from warranties on such items, if any, that have been made by Landlord’s contractors or the manufacturer of such items.  Tenant acknowledges and agrees that Landlord shall have no obligation to perform any maintenance, repair, replacement or other structural or non-structural alterations in or to the Building except as expressly set forth in Sections 6 and 7.1.

7.2.2                        All of Tenant’s obligations to maintain and repair shall be accomplished at Tenant’s sole expense.  If Tenant fails to maintain and repair the Building and/or the Property as required by this Section 7.2.2, Landlord may, on ten (10) days’ prior notice (except that no notice shall be required in case of emergency), enter the Building and perform such maintenance or repair on behalf of the Tenant.  In such cases, Tenant shall reimburse Landlord immediately upon demand for all costs incurred in performing such maintenance or repair plus an administration fee equal to 5% of such costs or expenses.

7.3                                 CONDITION UPON TERMINATION.  Upon the termination of the Lease, Tenant shall surrender the Premises to Landlord, broom clean and in the same condition as received except for ordinary wear and tear which Tenant was not otherwise obligated to remedy under any provision of this Lease.  However, Tenant shall not be obligated to repair any damage that Landlord is required to repair under Section 7.1.  Tenant shall repair, at Tenant’s expense, any damage to the

Premises caused by the removal of any of Tenant’s personal property, including but not limited to furniture, machinery and equipment.  In no event, however, shall Tenant remove any of the following materials or equipment without Landlord’s prior written consent: any power wiring or power panels; lighting or lighting fixtures; millwork and cabinetry; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners, or any other heating or air conditioning equipment; fencing or security gates; plumbing fixtures, water fountains; or other similar building operating equipment and decorations.

8.                                       DEFAULT AND REMEDIES:

8.1                                 DEFAULT BY TENANT.  The following will be events of default by Tenant under this Lease:

(a)                                  Failure to pay when due any installment of Rent or any other payment required pursuant to this Lease; provided that Landlord shall give Tenant notice of the first such instance of non-payment in each calendar year and Tenant shall have a period of ten (10) days after receipt thereof to cure such non-payment before a default shall be deemed to have occurred;

(b)                                 The filing of a petition for bankruptcy or insolvency under any applicable federal or state bankruptcy or insolvency law; an adjudication of bankruptcy or insolvency or an admission that it cannot meet its financial obligations as they become due, or the appointment or a receiver or trustee for all or substantially all of the assets of Tenant; the foregoing shall also apply to all Guarantors;

(c)                                  A transfer in fraud of creditors or an assignment for the benefit of creditors, whether by Tenant or any Guarantor;

(d)                                 The filing or imposition of a lien against the Property, the Building or the Park as a result of any act or omission of Tenant and the failure of Tenant to satisfy or bond the lien in its entirety within twenty (20) days thereafter;

(e)                                  The liquidation, termination or dissolution of Tenant or any Guarantor, or, if Tenant or any Guarantor is a natural person, the death of Tenant or such Guarantor;

(f)                                    Failure to cure the breach of any non-monetary provision of this Lease within twenty (20) days after written notice thereof to Tenant; provided, however, that if such breach can not be cured within such 20 day period using diligent efforts and Tenant promptly commenced efforts to cure such breach upon receipt of Landlord’s written notice thereof, then such cure period shall be extended for so long as Tenant continues to use diligent efforts to cure, not to exceed a total of sixty (60) days from the date of Landlord’s notice; and

(g)                                 Failure to deliver, maintain or restore the Security Deposit pursuant to Section 11.2 hereof.

8.2                                 REMEDIES.  In the event of any default hereunder by Tenant, the Landlord shall have the following rights and remedies without prejudice to any other rights which it has pursuant to this Lease or at law or in equity, which are cumulative and not alternative:

(a)                                  Landlord may terminate this Lease by notice to Tenant and retake possession of the Premises for Landlord’s account.  Tenant shall then quit and surrender the Premises to Landlord.  Tenant’s liability under all of the provisions of this Lease shall continue notwithstanding any expiration and surrender, or any re-entry, repossession, or disposition hereunder, including to the extent legally permissible, payment of all Rent and other charges until the date on which the Term would have expired but for such termination.  If Landlord so elects, Rent shall be accelerated and Tenant shall pay Landlord damages in the amount of any and all sums that would have been due for the lesser of:  (i) two (2) years from the date of termination of the Lease by Landlord; and (ii) the remainder of the Term.  Landlord shall use good faith efforts to relet the Premises, but shall not be obligated to give preference to the Premises over other available space in the Park.  Landlord may grant any concessions of Rent, and agree, at Tenant’s expense, to paint or make any special repairs, alterations, and decorations for any new Tenant, as it may deem advisable in its sole and absolute discretion.  All Rent received by Landlord as a result of reletting the Premises, or any portion thereof, shall be credited towards accelerated Rent collected by Landlord.

(b)                                 Landlord may remedy or attempt to remedy any default of the Tenant under this Lease for the account of the Tenant and to enter upon the Premises for such purposes.  No notice of the Landlord’s intention to perform any such obligation of Tenant need be given the Tenant unless expressly required by this Lease.  Landlord shall not be liable to the Tenant for any loss or damage caused by acts of the Landlord in remedying or attempting to remedy such default and the Tenant shall pay to the Landlord all expenses incurred by the Landlord in connection with remedying or attempting to remedy such default.  Any expenses incurred by Landlord shall accrue interest from the date of payment by Landlord until repaid by Tenant at the Default Rate.

8.3                                 COSTS.  Tenant shall pay to Landlord on demand all fees and costs incurred by Landlord, including attorneys’ fees and costs, (whether incurred in preparation for or at trial, on appeal, or in bankruptcy), incurred by Landlord in enforcing any of the obligations of Tenant under this Lease.  In addition, upon any default by Tenant, Tenant shall also be liable to Landlord for the expenses to which Landlord may be put in re-entering the Premises, reletting the Premises and putting the Premises into the condition necessary for such reletting (including attorneys’ fees and disbursements, marshall’s fees, and brokerage fees, in so doing), and any other expenses reasonably incurred by Landlord.  In the event of any dispute between Landlord and Tenant arising under the Terms of this Lease, the prevailing party in such dispute shall be entitled to recover reasonable attorneys’ fees and costs from the non-prevailing party.

8.4                                 WAIVER.  No delay or omission by Landlord in exercising a right or remedy shall exhaust or impair the same or constitute a waiver of, or acquiescence to, a default.

8.5                                 DEFAULT BY LANDLORD.  In the event of any default by Landlord, Tenant’s exclusive remedy shall be an action for damages, but prior to any such action Tenant will give Landlord written notice specifying such default with particularity, and Landlord shall have a period of thirty (30) days following the date of such notice in which to commence the appropriate cure of such default.  Unless and until Landlord fails to commence and diligently pursue the appropriate cure of such default after such notice or complete same within a reasonable period of time, Tenant shall not have any remedy or cause of action by reason thereof.  Notwithstanding any provision of this Lease, Landlord shall not at any time have any personal liability under this Lease so long as Landlord maintains equity in the Building of at least Eighty Percent (80%) of the fair market value thereof (“Minimum Equity”), and Tenant’s sole remedy with respect thereto shall be a suit for damages and not a termination of the Lease.  In the event of any breach or default by Landlord of any term or provision of this Lease, Tenant agrees to look solely to the equity or interest then-owned by Landlord in the Building, and in no event shall any deficiency judgment be sought or obtained against Landlord provided that Landlord maintains Minimum Equity.

9.                                       PROTECTION OF LENDERS

9.1                                 SUBORDINATION AND ATTORNMENT.  This Lease shall be subject and subordinated at all times to the terms of each and every ground or underlying lease which now exists or may hereafter be executed affecting the Premises under which Landlord shall claim, and to the liens of each and every mortgage and deed of trust in any amount or amounts whatsoever now or hereafter existing encumbering the Premises, Building or the Park, and to all modifications, renewals and replacements thereto without the necessity of having further instruments executed by Tenant to effect such subordination.  Tenant, upon demand, shall further evidence its subordination by executing a subordination and attornment agreement in form and substance acceptable to Landlord and its mortgagee or ground lessor, which subordination and attornment agreement may provide, at the option of such mortgagee or ground lessor, that so long as no default or event which with the passing of time or giving of notice would constitute a default exists under this Lease, the peaceable possession of Tenant in and to the Premises for the Term shall not be disturbed in the event of the foreclosure of the subject mortgage or termination of the subject ground or underlying lease affecting the Premises.  If Landlord’s interest in the Building and/or Park is acquired by any ground lessor, mortgagee, or purchaser at a foreclosure sale or transfer in lieu thereof, Tenant shall attorn to the transferee of or successor to Landlord’s interest in the Lease, Premises, Building or Park and recognize such transferee or successor as Landlord under this Lease.  Notwithstanding the foregoing, any mortgagee under any mortgage shall have the right at any time to subordinate any such mortgage to this Lease on such terms and subject to such conditions as the mortgagee in its discretion may consider appropriate.

9.2                                 ESTOPPEL CERTIFICATES.  Within fifteen (15) days of receipt of written request from Landlord, any lender, or at the request of any purchaser of the Building, Tenant shall deliver an estoppel certificate, attaching a true and complete copy of this Lease, including all amendments relative thereto, and certifying with particularity, among other things, (i) a description of any renewal or expansion options, if any; (ii) the amount of rent currently and actually paid by Tenant under this Lease; (iii) that the Lease is in full force and effect as modified; (iv) Tenant is in possession of the Premises; (v) stating whether either Landlord or Tenant is in default under the Lease and, if so, summarizing such default(s); and (vi) stating whether Tenant or Landlord has claims against the other party and, if so, specifying with particularity the nature and amount of such claim.  Landlord shall likewise deliver a similar estoppel certificate within fifteen (15) days of the request of Tenant, any lender or prospective lender of Tenant, or assignee approved by Landlord.

9.3                                 TENANT’S FINANCIAL CONDITION.  Within ten (10) days after written request from Landlord, Tenant shall deliver to Landlord such financial statements as are reasonably required by Landlord to verify the net worth of Tenant (the “Financial Statements”).  In addition, Tenant shall deliver to any lender designated by Landlord all Financial Statements required by such lender.  Tenant represents and warrants to Landlord that each such Financial Statement is a true and accurate statement as of the date of such statement.  All Financial Statements shall be confidential and shall be used only for the purposes set forth herein.  If there is a material, adverse change in Tenant’s financial condition, Tenant will give prompt notice of such change to Landlord.  Notwithstanding the foregoing to the contrary, Tenant shall not have any obligation to furnish the Financial Statements set forth above for so long as Tenant is a publicly traded company on a stock exchange which is subject to regulation by the Securities and Exchange Commission.

10.                                 TELECOMMUNICATIONS.  All telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole expense of Tenant.  All installations of telecommunications equipment and wires shall be accomplished pursuant to plans and specifications approved in advance in writing by Landlord.  Unless Landlord otherwise requests or consents in writing, all of Tenant’s telecommunications equipment shall be and remain solely in the Premises and the telephone closet(s) on the floor(s) on which the Premises is located, in accordance with rules and regulations adopted by Landlord from time to time.  Landlord shall have no responsibility for the maintenance of Tenant’s telecommunications equipment, including wire; nor for any wiring or other infrastructure to which Tenant’s telecommunications equipment may be connected.  Tenant agrees that, to the extent any such service is interrupted, curtailed or discontinued from any cause whatsoever, Landlord shall have no obligation or liability with respect thereto unless such interruption is caused by the negligence or willful misconduct of Landlord or its agents, employees or contractors.

Any and all telecommunications equipment installed in the Premises by or on behalf of Tenant, including wiring or other facilities for telecommunications transmittal, shall be removed prior to the expiration or earlier termination of the Term, by Tenant at its sole cost or, at Landlord’s election, by Landlord at Tenant’s sole cost.  Landlord shall have the right upon written notice to Tenant given no later than ten (10) days prior to the expiration of the Term or at any time after a default under this Lease, to require Tenant to abandon and leave in place, without additional payment to Tenant or credit against Base Rent or Additional Rent, any and all telecommunications wiring and related infrastructure, or selected components thereof, located in the Building.

Tenant hereby shall have the right to install, maintain and remove on the roof of the Building satellite dishes or other similar devices, such as antenna, for the purpose of receiving and sending radio, television, computer, telephone or other communication signals (and including the installation of all necessary cables, wires and transformers), together with the right to the use of the conduits, pipes, risers and shafts within the Premises for the installation of cables, wiring and other equipment therein in connection with the operation of all such devices

(the foregoing facilities that are installed by or on behalf of Tenant are hereby called the “Tenant’s Communications Equipment”, which shall be deemed to include such similar equipment to be installed by any sublessee, provided, however, that, in no event may Landlord or Tenant allow any third parties (e.g., subtenants and licensees) to utilize the roof of the Building for the installation, maintenance and operation of Tenant’s Communication Equipment or other similar equipment, other than bona fide subtenants occupying all or a portion of the interior of the Premises pursuant to a permitted sublease or a sublease which has been approved by Landlord), subject to Tenant’s obligation to comply with all Applicable Laws with respect to the installation, maintenance and operation of the Tenant’s Communication Equipment or such other similar equipment.  Tenant shall advise the Landlord at least ten (10) business days in advance of the planned installation of Tenant’s Communications Equipment, and shall comply with any reasonable request of Landlord with respect to the installation thereof, which shall include, without limitation, the following requirements: (i) such installation be done by the roofing company which provides the roof warranty for the Building and in such a manner so as to not invalidate such warranty; and (ii) the Tenant’s Communications Equipment be screened so that the same shall not be visible from the street-level, in Landlord’s reasonable judgment.  Tenant shall be responsible for any damage to the Building caused by installing or maintaining the Tenant’s Communications Equipment.  At the expiration or earlier termination of this Lease, Tenant, at its expense, shall remove the Tenant’s Communications Equipment.  Any work required to restore the roof or any other part of the Building or Property from any damage occasioned by the installation, maintenance or removal of the Tenant’s Communications Equipment shall be borne by Tenant.  The installation, maintenance and removal of the Tenant’s Communications Equipment shall be subject to the obligations imposed upon the Tenant in this Lease with respect to the Tenant’s use and occupancy of the Premises; provided, however, that there shall be no additional consideration due from the Tenant with respect to the rights granted to the Tenant pursuant to this Section.

In the event that telecommunications equipment, wiring and facilities installed by or at the request of Tenant within the Premises causes interference to equipment used by another party, Tenant shall assume all liability related to such interference, Tenant shall use reasonable efforts, and shall cooperate with Landlord and other parties, to promptly eliminate such interference.  In the event that Tenant is unable to do so, Tenant shall substitute alternative equipment that remedies the situation.  If such interference persists, Tenant shall discontinue the use of such equipment, and, at Landlord’s discretion, remove such equipment according to foregoing specifications.

11.                                 MISCELLANEOUS PROVISIONS.

11.1                           LANDLORD’S LIABILITY; CERTAIN DUTIES.  As used in the Lease, the term “Landlord” means only the owner of the fee title to the Building or the leasehold estate under a ground lease of the Building at the time in question.  Each landlord is obligated to perform the obligations of Landlord under this Lease only during the time such landlord owns such interest or title.  Any landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer, provided that such transfer is not for the primary purpose of avoiding such obligations.  However, each landlord shall deliver to its transferee all funds previously paid by Tenant if such funds have not yet been applied under the terms of this Lease.

11.2                           SECURITY DEPOSIT.  Within fifteen (15) business day of the execution of this Lease, Tenant shall remit to Landlord a security deposit in the amount of $1,500,000.00 in cash or other form acceptable to Landlord in its sole discretion (“Security Deposit”); provided, however, that so long as (i) Tenant has not been in default beyond any applicable notice and cure periods, and (ii) Tenant’s Financial Statements reflect EBITDA of at least $10,000,000.00 for the four financial quarters preceding any such reduction date, commencing on the first day of the thirteenth (13th) full calendar month of the Term, and continuing on each succeeding anniversary thereof until fully depleted, the Security Deposit shall be reduced by the amount of $300,000.00, and Landlord shall return such amount of the Security Deposit being held by Landlord to Tenant within thirty (30) days after each anniversary of the Phase I Commencement Date.  The Security Deposit represents security for the faithful performance and observance by Tenant of each and every term of this Lease.  Landlord may apply all or part of the Security Deposit to any unpaid Rent or other charges due from Tenant or to cure any other default of Tenant.  The Security Deposit shall not constitute liquidated damages.  If Landlord uses any part of the Security Deposit, Tenant shall restore the Security Deposit to its full amount within ten (10) days after notice from Landlord. No interest shall accrue to or for the benefit of Tenant on the Security Deposit.  Landlord shall not be required to keep the Security Deposit separate from its other accounts, and no trust relationship is created with respect to the Security Deposit.  Landlord shall not be obligated to return the Security Deposit to Tenant upon the expiration or earlier termination of the Lease unless and until all of the following events occur: (i) the payment in full of all Rent due pursuant to the Lease; (ii) the repair of any and all damage to the Premises; and (iii) the reconciliation of Operating Expenses for the year in which the Lease expires or terminates.

Landlord agrees that Tenant may provide the Security Deposit in the form of an unconditional and irrevocable standby letter of credit in favor of Landlord having a term of not less than one (1) year (“Letter of Credit”).  Any such Letter of Credit shall:  (i) be in form and substance acceptable to Landlord in Landlord’s sole discretion; (ii) be issued by a national banking association maintaining offices in the United States of America acceptable to Landlord in Landlord’s sole discretion (“Bank”); (iii) be available for draw by Landlord at an office of the Bank located in the State of Florida; (iv) be governed by the International Standby Practices set by the International Chamber of Commerce; (v) provide that Landlord shall be entitled to draw upon the Letter of Credit upon demand, without prior notice to Tenant, upon presentation to the Bank of the Letter of Credit, or a copy thereof, by mail, courier or in person together with a statement by Landlord that Tenant is in uncured default under this Lease; (vi) permit partial drawings; and (vii) if the Letter of Credit contains an expiration date, then, prior to or upon such expiration date, the Letter of Credit shall automatically renew on the same terms and conditions so that the Letter of Credit continuously remains in full force and effect.

11.3                           INTERPRETATION.  The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease.  Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular.  The masculine, feminine and neuter genders shall each include the other.  In any provision relating to the conduct, acts or omissions of Tenant the term “Tenant” shall include Tenant’s agents, employees, contractors, invitees, successors or others using the Building or Park with Tenant’s expressed or implied permission.  This Lease will not be construed more or less favorably with respect to either party as a consequence of the Lease or various provisions hereof having been drafted by one of the parties hereto.

11.4                           INCORPORATION OF PRIOR AGREEMENTS; MODIFICATIONS.  This Lease is the only agreement between the parties pertaining to the lease of the Building and no other agreements either oral or otherwise are effective unless embodied herein.  All amendments to this Lease shall be in writing and signed by all parties.  Any other attempted amendment shall be void.

11.5                           NOTICES.  Any notice or document (other than rent) required or permitted to be delivered by the terms of this Lease shall be delivered by:  (i) hand delivery; (ii) certified mail, return receipt requested; or (iii) guaranteed overnight delivery service.  Notices to Tenant shall be delivered to the address specified in the introductory paragraph of this Lease, except that upon Tenant’s taking possession of the Premises, the Premises shall be Tenant’s address for notice purposes.  Notices to Landlord’s shall be delivered to Legal Department, 10151 Deerwood Park Boulevard, Building 100, Suite 330, Jacksonville, Florida 32256, with a copy to Flagler Development Company, LLC, Attn: Flagler Center Property Manager, 12724 Gran Bay Parkway W., Suite 140, Jacksonville, Florida 32258.  All notices shall be effective upon delivery or attempted delivery during normal business hours.  Either party may change its notice address upon written notice to the other party, given in accordance herewith by an authorized officer, partner, or principal.

11.6                           RADON GAS NOTICE.  Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county public health unit.

11.7                           WAIVERS.  All waivers must be in writing and signed by the waiving party.  Landlord’s failure to enforce any provision of this Lease or its acceptance of Rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future.  No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord.  Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement.

11.8                           NO RECORDATION.  Tenant shall not record this Lease or any memorandum of lease without prior written consent from Landlord.

11.9                           JOINT AND SEVERAL LIABILITY.  All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.

11.10                     FORCE MAJEURE.  The performance by either party to this Lease of its obligations (except the payment of Rent or other sums of money) shall be excused by delays attributable to events beyond that party’s control for a period of time that is sufficient for the party to perform its obligations after the cessation of the Force Majeure event acting in a diligent, commercially reasonable manner.  Events beyond a party’s control include, but are not limited to, acts of the other party, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, failure of power, shortages of labor or material, government regulation or restriction (including extraordinary delay in the issuance of any permit) and unusually inclement weather conditions.  Events beyond a party’s control shall not include changes in economic or market conditions, or financial or internal problems of the non-performing party, or problems that can be satisfied by the payment of money.

11.11                     EXECUTION OF LEASE.  Submission or preparation of this Lease by Landlord shall not constitute an offer by Landlord or option for the Premises, and this Lease shall constitute an offer, acceptance or contract only as expressly specified by the terms of this Section 11.11.  In the event that Tenant executes this Lease first, such action shall constitute an offer to Landlord, which may be accepted by Landlord by executing this Lease, and once this Lease is so executed by Landlord, such offer may not be revoked by Tenant and this Lease shall become a binding contract.  In the event that Landlord executes this Lease first, such action shall constitute an offer to Tenant, which may be accepted by Tenant only by delivery to Landlord of a fully executed copy of this Lease, together with a fully executed copy of any and all guaranty agreements and addendums provided that in the event that any party other than Landlord makes any material or minor alteration of any nature whatsoever to any of said documents, then such action shall merely constitute a counteroffer, which Landlord, may, at Landlord’s election, accept or reject.  Notwithstanding that the Phase I Commencement Date and/or the Phase II Commencement Date may occur and the Term may commence after the date of execution of this Lease, upon delivery and acceptance of this Lease in accordance with the terms of this Lease, this Lease shall be fully effective, and in full force and effect and valid and binding against the parties in accordance with, but on and subject to, the terms and conditions of this Lease.

11.12                     AUTHORITY.

11.12.1   Tenant’s Authority.  As a material inducement to Landlord to enter into this Lease, Tenant (and, individually each party executing this Lease on behalf of Tenant), intending that Landlord rely thereon, represents and warrants to Landlord that:

(i)                                     Tenant and the party executing on behalf of Tenant are fully and properly authorized to execute and enter into this Lease on behalf of Tenant and to deliver this Lease to Landlord;

(ii)                                  This Lease constitutes a valid and binding obligation of Tenant, enforceable against Tenant in accordance with the terms of this Lease;

(iii)                               Tenant is duly organized, validly existing and in good standing under the laws of the state of Tenant’s organization and has full power and authority to enter into this

Lease, to perform Tenant’s obligations under this Lease in accordance with the terms of this Lease, and to transact business in the state in which the Premises are located; and

(iv)                              The execution of this Lease by the individual or individuals executing this Lease on behalf of Tenant, and the performance by Tenant of Tenant’s obligation under this Lease, have been duly authorized and approved by all necessary corporate or partnership action, as the case may be, and the execution, delivery and performance of this Lease by Tenant is not in conflict with Tenant’s bylaws or articles of incorporation (if a corporation), agreement of partnership (if a partnership), and other charters, agreements, rules or regulations governing Tenant’s business as any of the foregoing may have been supplemented or amended in any manner.

11.12.2  Landlord’s Authority.  As a material inducement to Tenant to enter into this Lease, Landlord (and, individually each party executing this Lease on behalf of Landlord), intending that Tenant rely thereon, represents and warrants to Tenant that:

(i)                                     Landlord and the party executing on behalf of Landlord are fully and properly authorized to execute and enter into this Lease on behalf of Landlord and to deliver this Lease to Tenant;

(ii)                                  This Lease constitutes a valid and binding obligation of Landlord, enforceable against Landlord in accordance with the terms of this Lease;

(iii)                               Landlord is duly organized, validly existing and in good standing under the laws of the state of Landlord’s organization and has full power and authority to enter into this Lease, to perform Landlord’s obligations under this Lease in accordance with the terms of this Lease, and to transact business in the state in which the Premises are located; and

(iv)                              The execution of this Lease by the individual or individuals executing this Lease on behalf of Landlord, and the performance by Landlord of Landlord’s obligation under this Lease, have been duly authorized and approved by all necessary corporate or partnership action, as the case may be, and the execution, delivery and performance of this Lease by Landlord is not in conflict with Landlord’s bylaws or articles of incorporation (if a corporation), agreement of partnership (if a partnership), and other charters, agreements, rules or regulations governing Landlord’s business as any of the foregoing may have been supplemented or amended in any manner

11.13  FLORIDA LAW.  This Lease shall be governed by the laws of the State of Florida.

11.14  COUNTERPART.  This Lease may be executed in multiple counterparts, each counterpart of which shall be deemed an original and any of which shall be deemed to be complete of itself and may be introduced into evidence or used for any purpose without the production of the other counterpart or counterparts.

11.15  HOLDING OVER.  If Tenant remains in possession of the Premises after expiration of the Term without Landlord’s written consent and without any express agreement between the parties on an extension of the Term, Tenant shall be a tenant at sufferance as provided in § 83.04, Florida Statutes, and such tenancy shall be subject to the provisions thereof, except that Base Rent during the holdover period shall be one hundred fifty percent (150%) of the final payment of Base Rent in effect during the final month of the Term.  Nothing in this paragraph shall be construed as the consent of Landlord to Tenant’s possession of the Premises after the expiration of the Term.

11.16                     TIME IS OF THE ESSENCE.  Time is of the essence of this Lease and all provisions contained herein.

11.17                     APPROVAL OF PLANS AND SPECIFICATIONS.  Neither review nor approval by or on behalf of Landlord of any Tenant’s plans nor any plans and specifications for any Tenant Alterations or any other work shall constitute a representation or warranty by Landlord, any of Landlord’s beneficiaries, the managing agent of the Building or Park or any of their respective agents, partners or employees that such plans and specifications either (i) are complete or suitable for their intended purpose, or (ii) comply with Applicable Laws, it being expressly agreed by Tenant that neither Landlord, nor any of Landlord’s beneficiaries, nor the managing agent of the Building or Park nor any of their respective agents, partners or employees assume any responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability or compliance.

11.18                     RELATIONSHIP.  Landlord and Tenant disclaim any intention to create a joint venture, partnership or agency relationship.

11.19                     BROKER’S FEE.  Tenant covenants, represents and warrants that Tenant had no dealings or negotiations with any broker or agent in connection with the consummation of this Lease.  Tenant agrees to indemnify Landlord against any loss, liability, or expense  (including attorney’s fees and costs) arising out of claims for fees or commissions from anyone with whom Tenant has dealt in connection with the lease of the Premises.  Landlord agrees to indemnify Tenant against any loss, liability, or expense (including attorney’s fees and costs) arising out of claims for fees or commissions from anyone other than Broker with whom Landlord has dealt in connection with the lease of the Premises.

11.20                     WAIVER OF TRIAL BY JURY.  LANDLORD AND TENANT EACH HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE.

11.21                     RIDERS AND EXHIBITS.  All Riders, Addenda and Exhibits attached hereto and executed both by Landlord and Tenant shall be deemed to be a part hereof and are hereby incorporated.

11.22                     TENANT ASSIGNMENT.  Tenant will not assign this Lease, in whole or in part, or sublease the Premises, in whole or in part, without the prior written consent of Landlord, which consent will not be unreasonably withheld, subject to Landlord’s right of recapture set forth below, and in no event will Tenant be released from any obligation or liability under this Lease following any such assignment or sublease.  No sublessee of the Premises or any portion thereof, may further assign or sublease its interest in the Premises or any portion thereof.  Tenant agrees to pay Landlord the greater of (i) Two Hundred and Fifty Dollars and 00/100 ($250.00); or (ii) the actual legal fees and expenses incurred by Landlord, in connection with the review by Landlord of Tenant’s requested assignment or sublease pursuant to this Section, together with any legal fees and disbursements incurred in the preparation and/or review of any documentation, within thirty (30) days of invoice for payment thereof.  If the rent due and payable by any assignee or sublessee under any permitted assignment or sublease exceeds the Rent payable under this Lease for such space, Tenant will pay to Landlord all such excess rent and other excess consideration within ten (10) days following receipt thereof by Tenant.  Notwithstanding the foregoing, Tenant may assign this Lease to an affiliate at any time without Landlord’s consent; provided that the assignee has financial strength substantially equivalent to Tenant.

Within fifteen (15) days after Landlord’s receipt of Tenant’s request for Landlord’s consent to a proposed assignment or sublease, excluding any assignment or sublease to an affiliate of Tenant, Landlord shall have the right to require Tenant to reconvey to Landlord that portion of the Premises which Tenant is seeking to assign or sublet.  Tenant shall reconvey that portion of the Premises in consideration of Landlord’s release of Tenant from all future Rent and other obligations, which would not otherwise survive termination of the Lease, with respect to the portion of the Premises so reconveyed.  Any such reconveyance shall be evidenced by an agreement reasonably acceptable to Landlord and Tenant in form and substance.

11.23                     LANDLORD ASSIGNMENT.  Landlord will have the right to sell, transfer or assign, in whole or in part, its rights and obligations under this Lease.  Any such sale, transfer or assignment will operate to release Landlord from any and all liability under this Lease arising after the date of such sale, assignment or transfer.

11.24                     GOVERNMENTAL INCENTIVES.  Notwithstanding anything to the contrary contained herein, this Lease and all of Tenant’s obligations hereunder are conditional and contingent upon Tenant’s receipt of approval of Qualified Targeted Industry Tax Refund and Quick Response Training Program incentives by the Jacksonville Economic Development Commission (JEDC), the Jacksonville City Council, and the Office of Tourism, Trade, and Economic Development (OTTED) of the State of Florida in amount and form acceptable to Tenant in Tenant’s reasonable discretion (the “Governmental Incentives”).  If the Governmental Incentives are not obtained by February 15, 2008, then Tenant shall have the right to terminate this Lease by delivering written notice to Landlord on or before February 22, 2008, whereupon Landlord and Tenant shall have no further obligation or liability to each other pursuant to this Lease except for those obligations which expressly survive the expiration of the Lease.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Tenant and Landlord have caused this Lease to be duly executed as of the date first above written.

SIGNED, SEALED AND DELIVERED

IN THE PRESENCE OF:

Website Pros, Inc.

/s/ Cynthia Israel		By:	/s/ David L. Brown
Name:	Cynthia Israel	Print Name:	David L. Brown**
		Its:	CEO

/s/ Gary Cox		Date:	December 3, 2008
Name:	Gary Cox
(Corporate Seal)

FDG Flagler Center I LLC

By: Flagler Development Company, LLC, a Florida limited liability company, its Managing Member
/s/ James A. Hoener
Name:	James A. Hoener
		By:	/s/ Keith A. Tickell
Keith A. Tickell
Its Vice President
/s/ Susan Blount
Name:	Susan Blount	Date:	December 4, 2008

(Company Seal)

**  If the individual signing the Lease is other than the Chief Executive Officer, President or Vice President of the Company, please attach Corporate Resolutions authorizing his/her signature on behalf of the Company.  Thank you.

EXHIBIT A

PROPERTY LEGAL DESCRIPTION

PARCELS 8, 9 AND 10 OF “GRAN PARK AT JACKSONVILLE TRACT D REPLAT” ACCORDING TO THE PLAT THEREOF, AS RECORDED IN PLAT BOOK 55, PAGE 69, OF THE PUBLIC RECORDS OF DUVAL COUNTY, FLORIDA.

A-1

EXHIBIT A-1

PARKING AREA

A-1-1

EXHIBIT A-2

LOCATION OF GENERATOR

A-2-1

EXHIBIT B

RULES AND REGULATIONS

1.             In the event of an emergency situation in the Park, such as an injury to a person, damage to property, persons in the Park acting in a suspicious or threatening manner, bomb threat, water leak or fire, any tenant who is aware of such emergency shall notify the Property Manager immediately.

2.             No tenant shall place any additional locks or similar devices upon any door, except for vaults and safes previously approved by the Property Manager.  No lock shall be changed except with prior written consent of Property Manager, which shall not be unreasonably withheld, conditioned or delayed.  All locks shall be compatible with the Property Manager’s master key.  Upon the termination of a lease, the tenant shall surrender all keys to its Premises to the Property Manager.

3.             Window coverings, which must be of such shape, color, material, quality and design as may be reasonably prescribed by the Property Manager, may not be installed without the Property Manager’s prior written consent which shall not be unreasonably withheld, conditioned or delayed. Landlord may withhold its consent if such coverings are visible from the exterior of the Premises.

4.             No tenant shall obstruct the sidewalks, entrances, lobbies, elevators, elevator lobbies, halls, or stairways in or about any building in the Park, and shall not use any such area for storage or for any purpose other than ingress and egress.  No tenant shall utilize any mechanical or electrical room for storage purposes.

5.             No tenant shall create or maintain a nuisance nor make or permit any noises or odors that are reasonably objectionable to another tenant to emanate from or about its Premises.

6.             Each tenant shall observe and obey all parking and traffic regulations, which may include among other things speed limits, stop signs, yielding to pedestrians at all times, no parking zones, tow away zones or parking decals, from time to time established by the Property Manager.  No vehicle shall be parked in a manner that utilizes more than one parking space.

7.             No tenant shall make any suite-to-suite canvass to solicit business from other tenants in the Park.  Property Manager may prohibit any other solicitation in the Park and require registration, satisfactory identification and credentials from all persons seeking access to any part of the Building or Park.  No tenant shall conduct or cause to be conducted any auctions or sales in its Premises or in the Park.

8.             No tenant shall display any sign, letter, picture, notice, advertisement or the like, whether temporary or permanent, in any common area, including lobbies and elevator lobbies, or in a manner that is visible from outside the Premises.

9.             No tenant may use the name of the Park or any building situated therein for any purpose

B-1

other than that of the business address of Tenant, and shall not use any picture or likeness of the Park or any building situated therein in any circulars, notices, advertisements or correspondence without Landlord’s prior written consent.

10.           No tenant shall bring any animal (excepting only dogs trained to assist handicapped persons) into the Park.  Bicycles, unicycles, motorcycles, mopeds, Segways, skateboards, scooters and all other vehicles are prohibited in or about the buildings and sidewalks of the Park.

11.           No tenant shall waste electricity or water.  Each tenant shall cooperate with the reasonable requests of Landlord’s property manager to utilize electricity and water in its Premises efficiently.  Each tenant shall ensure that no electrical circuit within its Premises is overloaded.  No tenant shall adjust any common HVAC controls other than room thermostats installed for specific use.  No tenant shall tie, wedge or otherwise fasten open any water faucet or outlet.  No tenant shall prop open any common corridor doors or exterior doors of any building.

12.           Tenant shall not overload any floor and shall not install any heavy safes, business machines, files or other heavy equipment without obtaining the approval of Landlord’s property manager.

13.           No tenant shall deface or damage any property of another tenant or property that is part of the Park, including but not limited to the buildings, fixtures and equipment.

14.           Smoking is prohibited in each building, within twenty-five feet of any building entrance, and in the Park common areas, except for smoking areas designated by the Property Manager.

15.           Each tenant shall use all improvements, equipment and fixtures within the buildings and common areas of the Park, including but not limited to restrooms, elevators, stairways, hallways, lobby, sidewalks, parking lots and landscape areas, in the manner and for the purposes for which they are designed.  Each tenant shall be responsible for any damage caused by its failure to do so.

16.           No machinery or apparatus other than computers, copiers, facsimile machines, paper shredders and other small office equipment shall be operated in the tenant’s Premises or anywhere in the Park without prior written approval of Landlord’s property manager (the “Property Manager”), which shall not be unreasonably withheld, conditioned or delayed.  No explosives, articles deemed hazardous because of flammability, or other materials of an intrinsically hazardous nature shall be brought into any building in the Park.

All references to tenant in these Rules and Regulations shall include the employees, agents, contractors, licensees or invitees of the tenant.

B-2

EXHIBIT C

 COMMENCEMENT AGREEMENT

THIS COMMENCEMENT AGREEMENT is made and entered into as of                 , 200    , by and between FDG Flagler Center I LLC (“Landlord”) and                                (“Tenant”) with respect to that certain Lease Agreement between Landlord and Tenant dated as of                       , 200     (“Lease”), for the premises located at                                   , Florida 32       (“Premises”).

Landlord and Tenant hereby confirm that the Phase I Commencement Date for the Phase I Premises is                     , 200    .

IN WITNESS WHEREOF, Landlord and Tenant have executed this document as of the first date set forth in the first paragraph above.

FDG Flagler Center I LLC

By: Flagler Development Company, LLC, its Managing Member

By:	By:
Print Name:

Print Name:

As Its	As Its	President

Date:	Date:

C-1

EXHIBIT D

WORK LETTER

1.             Landlord shall construct the improvements, including, but not limited to, cabling, sound masking, power generator, uninterruptible power supply, security system and special purpose HVAC, set forth in the Final Plans (as hereinafter defined) (the “Tenant Improvements”) and pay the cost of the Tenant Improvements up to, but not exceeding, $36.49 per rentable square foot of the Premises, the amount of which is agreed to be $4,098,045.94 (the “Allowance”).  The parties agree that no portion of the Allowance is available to be used by Tenant for the cost of any furniture, moving expenses (other than for the relocation to the Premises of Tenant’s generator), or other similar non-construction items Tenant may desire to be placed within the Premises, and that all such items shall be at Tenant’s sole cost and expense.  Tenant may contract for certain special purpose improvements as set forth in Tenant’s Plans (which may be paid for by the Allowance).  Any Tenant contracted improvements will be coordinated with the Landlord in accordance with the provisions of paragraph 5 below.

In the event that the cost of the Tenant Improvements exceeds the Allowance, then the entire amount of such excess (the “Excess”) shall be Tenant’s sole liability and Tenant shall pay the full amount of the Excess to Landlord as Additional Rent, together with all sales tax due thereon, within thirty (30) days after Tenant’s receipt of Landlord’s invoice for the Excess.

2.                                      All Tenant Improvements shall be performed and completed by Landlord’s contractor in accordance with the Final Plans (as hereinafter defined) and at the sole cost and expense of Tenant, subject to the Allowance.  All mechanical, structural, electrical, plumbing and fire sprinkler engineering required to furnish the Tenant Improvements requested by Tenant subsequent to Tenant’s approval of the Drawings (as hereinafter defined), shall be done by Landlord’s engineers at Tenant’s expense subject to the Allowance.

3.                                      Tenant has produced its basic layout drawings (“Tenant’s Plans”) to Landlord and are attached to this Lease as Exhibit D-1.

If Tenant’s Plans indicate that Tenant shall be in violation of any floor load requirements, Landlord shall so notify Tenant within 15 business days after receipt of Tenant’s Plans, specifying all such violations, and Tenant shall correct such violations and resubmit Tenant’s Plans within 5 business days thereafter.  If Landlord does not notify Tenant within such time period, Tenant’s Plans shall thereafter be deemed to be in full compliance of all floor load requirements as required under the Lease.  Landlord shall at its expense then cause its architect to produce the construction drawings and its mechanical (sprinkler, air conditioning, heating, electric and plumbing) drawings covering all mechanical elements of the Tenant Improvements (together the “Drawings”).  Landlord shall submit the Drawings to Tenant for Tenant’s approval no later than thirty-five (35) business days after Landlord’s receipt from Tenant of Tenant’s Plans, and, within an additional twenty (20) business days thereafter, shall submit an itemized budget (the “Budget”) for the Tenant Improvements and a statement specifying any “long lead time items” included as part of the Tenant Improvements and the alternatives which will avoid such delay.  Tenant shall approve or disapprove the Drawings, Budget and, if included, the statement within five (5) business days of their receipt.

4.                                     (a)                                  If Tenant approves the Budget or approves a Tenant Improvement item which Landlord has specified as a cause of delay, then Tenant shall be responsible for the cost of the Tenant Improvement as shown in the Budget in excess of the Allowance and there shall be no abatement of Rent due to any such delay (provided the delay is not caused by the intentional or negligent act or omission of Landlord, its agents, employees, or contractors).  If the cost of the Tenant Improvement as shown in the Budget shall exceed the Allowance, then upon completion Tenant shall deposit with Landlord such excess together with Tenant’s approval of the Budget.

(b)                                 If Tenant fails to either approve or disapprove the Drawings, Budget or, if included, the statement, within 5 business days of receipt thereof, such item shall be deemed approved.  If the Drawings, Budget or statement are disapproved, Tenant shall have 5 business days to submit revised Tenant’s Plans to Landlord and Landlord shall then have 15 business days to submit revised Drawings and a revised Budget and, if necessary, a revised statement.  Landlord shall not unreasonably refuse to satisfy any objections of Tenant to the Drawings, Budget and statement and Tenant shall not unreasonably withhold its approval.  The review and revision of the Drawings, Budget and statement shall continue until approved by Tenant.  The approved Drawings, Budget and statement (if any) are collectively referred to herein as the “Final Plans”.

5.                                     Upon no less than three (3) business days prior written notice to Landlord, and provided such early entry will not interfere with Landlord’s completion of the Tenant Improvements, Landlord shall permit Tenant and Tenant’s agents and contractors to enter said Premises prior to the Phase I Commencement Date in order that Tenant may do such other work as may be required by Tenant to make said Premises ready for Tenant’s use and occupancy thereof (“Fit-Up Work”).  Any such entry into and occupation of the premises by Tenant shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease except as to the covenant to pay Rent, and Landlord shall not be liable in any way for any injury, loss or damage to any Fit-Up Work prior to the Phase I Commencement Date, unless directly caused by an act or omission of Landlord, its agents, employees or contractors.  Landlord shall provide reasonable security to protect the Fit-Up Work.

6.                                     If Substantial Completion, as hereinafter defined, shall be delayed due to any act or omission of Tenant or Tenant’s Agents (including, but not limited to, (i) any delays due to Change Orders, or (ii) any delays by Tenant in the submission of plans, drawings, specifications or other information or in approving any working drawings or estimates or in giving any authorizations or approvals, or (iii) Tenant’s interference with the progress of the Tenant Improvements during any time that Tenant is given access to the Premises) (each, a “Tenant Delay”), then Substantial Completion shall be deemed to have occurred on the date when they would have been ready but for such Tenant Delay.  “Substantial Completion” shall mean the completion by Landlord of the construction of the Tenant Improvements in substantial accordance with the Final Plans in a good and workmanlike manner, and with the only additional construction to be effected being Punch List Items, as hereinafter defined.  Landlord shall have no obligation to attempt to mitigate, through expediting the prosecution of any work or changing the scope of the work or otherwise, the actual or presumed effects of a Tenant Delay on Landlord’s ability to achieve Substantial Completion; provided, however, that at Tenant’s request and with a written agreement by Tenant to pay any additional costs incurred by Landlord resulting therefrom, Landlord shall use all reasonable efforts to accelerate the performance of the work to mitigate the effects of any Tenant Delay.

7.                                     If, prior to the Phase I Commencement Date, Tenant shall require improvements or changes (individually or collectively, “Change Orders”) to the Premises in addition to, revision of, or substitution for the Tenant Improvements, Tenant shall deliver to Landlord for Landlord’s approval, plans and specifications for such Change Orders.  If Landlord does not approve of the plans for Change Orders, Landlord shall advise Tenant of the revisions required.  In addition to any other items reasonably required by Landlord, Landlord’s revisions may be based upon any other items reasonably required by Landlord, Landlord’s revisions may be based upon whether the plans and specifications: (i) affect or are not consistent with the base structural components or systems of the Building, (ii) are visible from outside the Premises, (iii) affect safety, (iv) have or could have the effect of increasing Operating Expenses, or (v) in Landlord’s judgment, are not consistent with quality and character of the Project.  Tenant shall revise and redeliver the plans and specifications to Landlord within five (5) business days of Landlord’s advice or Tenant shall be deemed to have abandoned its request for such Change Orders.  Tenant shall pay for all preparations and revisions of plans and specifications, and the net costs of the construction of all change Orders, subject to the Allowance.

8.                                     The Premises shall be conclusively presumed to be in satisfactory condition on the Phase I Commencement Date except for any minor or insubstantial details of construction, mechanical adjustment or decoration which remain to be performed, the non-performance of which do not materially interfere with Tenant’s use of the Premises (“Punch List Items”) and of which Tenant gives Landlord notice within thirty (30) days after the Phase I Commencement Date specifying such details with reasonable particularity which details Landlord shall repair within sixty (60) days of receipt of such notice.

RIDER NUMBER 1 TO LEASE

dated               , 2007

between FDG Flagler Center I LLC, as Landlord,

and Website Pros, Inc., as Tenant

OPTION TO RENEW

1.             Landlord hereby grants Tenant the option to renew (the “Renewal Option”) the initial Term (not to include, for purposes of this Rider only, any Renewal Term, as hereinafter defined) for two (2) additional terms of five (5) years (each, a “Renewal Term”), commencing as of the date immediately following the expiration of the then existing Term, such option to be subject to the covenants and conditions hereinafter set forth in this Rider.  If Tenant duly exercises its right to the Renewal Term, Landlord may elect that Tenant shall execute a lease on Landlord’s then-current lease form, to be applicable to the Renewal Term.  Following expiration of the Renewal Term as provided herein, Tenant shall have no further right to renew or extend the Lease.

2.             Tenant shall give Landlord written notice (the “Renewal Notice”) of Tenant’s election to exercise its Renewal Option not later than three hundred sixty five (365) days prior to the expiration of the then existing Term of the Lease; provided that Tenant’s failure to give the Renewal Notice by said date, whether due to Tenant’s oversight or failure to cure any existing defaults or otherwise, shall render the Renewal Option null and void.

3.             Tenant shall not be permitted to exercise any Renewal Option at any time during which Tenant is in default under the Lease, subject to applicable notice and grace periods (if any).  If Tenant fails to cure any default under the Lease prior to the commencement of the Renewal Term, subject to applicable notice and grace periods, the Renewal Term shall be immediately canceled, unless Landlord elects to waive such default, and Tenant shall forthwith deliver possession of the Premises to Landlord as of the expiration or earlier termination of the initial Term of the Lease.

4.             Tenant shall be deemed to have accepted the Premises in “as-is” condition as of the commencement of the Renewal Term, subject to any other repair and maintenance obligations of Landlord under the Lease, it being understood and agreed that Landlord shall have no additional obligation to renovate or remodel the Premises or any portion of the Building as a result of Tenant’s renewal of the Lease.

5.             The covenants and conditions of the Lease in force during the initial Term, as the same may be modified from time to time, shall continue to be in effect during the Renewal Term, except that the “Base Rent” for the Renewal Term shall be at the rate then prevalent in Jacksonville, Florida for similar properties, but in no event shall such rate be less than the Base Rent for the year immediately preceding the first year of such Renewal Term, and shall escalate annually at the rate of three percent (3%).

1

6.             Tenant’s Renewal Option shall not be transferable by Tenant, except in conjunction with a permissible transfer in accordance with the applicable provisions of the Lease.

2